Exhibit 99.1
News Release
For Immediate Release
July 27, 2011
Contact: Randy Burchfield
Corporate Marketing
662-620-4920
W. Gregg Cowsert to Retire from BancorpSouth
Completes 21 Year Career with Mississippi-Based Financial Holding Company
TUPELO, Miss., July 27, 2011— BancorpSouth, Inc. (NYSE: BXS) announced today the planned retirement of W. Gregg Cowsert from his position as Vice Chairman and Chief Credit Officer of BancorpSouth, effective September 30, 2011.
Cowsert joined the Company in 1990 in Hattiesburg, Mississippi as Senior Vice President and Regional Loan Administrator for the Bank of Mississippi. The Bank of Mississippi later became BancorpSouth through a name change following the Company’s expansion outside the state of Mississippi.
     In 1992 he was promoted and transferred to the Company’s corporate offices in Tupelo, Mississippi to assume loan administration responsibilities for the Bank’s Mississippi markets. In 1996 Cowsert was promoted to Executive Vice President and later in the year to Vice Chairman and Chief Credit Officer.
Aubrey Patterson, BancorpSouth Chairman and CEO said, “During Gregg Cowsert’s tenure as BancorpSouth’s Chief Credit Officer, Gregg led in establishing and administering the quality standards and metrics that have been a hallmark of the Company’s conservative credit culture. He guided BancorpSouth’s loan administration functions during times of major growth and expansion for our Company, as well as during difficult and challenging economic environments. As a valued member of our senior staff management team, Gregg has been involved in countless major financial decisions affecting BancorpSouth. His contributions to our Company are numerous and he will be missed.”
Following his graduation from Mississippi State University in 1970, where he received a B.S. degree in Banking and Finance, Cowsert began his banking career in Hattiesburg, Mississippi with First Mississippi National Bank as a management trainee.
Cowsert had been involved over the years in various industry and civic organizations and initiatives, including the Robert Morris Associates, American Institute of Banking, Chambers of Commerce, Boy Scouts of America and the YMCA. He attended various schools and banking seminars, including the LSU School of Banking.
BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with approximately $13.4 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates approximately 312 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas. BancorpSouth Bank also operates an insurance location in Illinois.
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